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    EXHIBIT 5 - OPINION OF COUNSEL




                                   August 12, 1997





Software Artistry, Inc.
9449 Priority Way West Drive
Indianapolis, Indiana 46240

Ladies and Gentlemen:

    In connection with Post Effective Amendment No. 1 ("Amendment No. 1") to the Registration Statement on Form S-8, Registration No. 33-90802, by Software Artistry, Inc. (the "Company") for the purpose of registering under the Securities Act of 1933 up to an additional 200,000 shares of common stock of the Company under its Amended and Restated Incentive Stock Option Plan (the "Plan"), we have examined the Company's Third Amended and Restated Articles of Incorporation and its Restated Code of By-laws, applicable resolutions adopted by the Board of Directors of the Company and such other documents and records as we have deemed necessary for the giving of this opinion, including the Registration Statement and the Plan. Based on our examination, we are of the opinion that, as of the date hereof:

    (1) The Company has been duly formed and is validly existing as a corporation under the laws of the State of Indiana.

    (2) The shares of common stock covered by the Plan and Amendment No. 1 have been duly authorized by all requisite corporate action.

    (3) With respect to the shares of common stock covered by the Plan and Amendment No. 1, such shares, when issued in accordance with the terms and provisions for their issuance, will be fully paid and non-assessable.

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    We hereby consent to the filing of this opinion as an exhibit to Amendment
No. 1.

                             Very truly yours,

                             /s/ Henderson, Daily, Withrow & DeVoe


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